Exhibit 99.1

McAfee Appoints Former Deloitte Partner Emily Rollins to its Board of Directors

SAN JOSE, Calif.—(BUSINESS WIRE)— McAfee Corp. (Nasdaq: MCFE), a global leader in online protection, today announced the addition of former Deloitte Partner Emily Rollins to its Board of Directors and the Audit Committee.

Over the course of a 30-year career, Rollins has served more than 50 Technology, Media and Telecommunications companies. Rollins has a great history in helping companies navigate complex and challenging corporate governance, audit, and reporting processes, particularly during periods of high growth.

“Emily has a long-standing reputation for expertly guiding companies during various stages of growth and transformation,” said Peter Leav, McAfee President and Chief Executive Officer. “Her domain expertise and technology industry knowledge make Emily an invaluable addition to the board and we are excited to welcome her.”

Rollins joins the McAfee board following her retirement at Deloitte where she held various positions, including leadership positions in Deloitte’s U.S. Technology, Media and Telecommunications practice, Audit Innovation and Transformation, and various diversity and inclusion initiatives during her tenure.

“McAfee is redefining online protection for consumers in a fast-moving, high-growth industry,” said Emily Rollins. “I’m looking forward to helping McAfee continue delivering innovative products and technologies that make a difference to the lives of millions, while doing so efficiently and with scalability front and center.”

In 2010, Rollins was appointed by Washington Governor Christine Gregoire to the Washington State Board of Accountancy, later serving as Chair. In addition to her industry expertise and leadership, Rollins has also served on multiple non-profit boards. She is the Treasurer and Board Member for Austin Healthcare Council and Greater Austin Black Chamber of Commerce as well as the Co-President and Founding Board Member of Ascend Austin.

Rollins is a current board member at Dolby Laboratories and Xometry.

About McAfee

McAfee Corp. (Nasdaq: MCFE) is a global leader in online protection for consumers. Focused on protecting people, not just devices, McAfee consumer solutions adapt to users’ needs in an always online world, empowering them to live securely through integrated, intuitive solutions that protect their families and communities with the right security at the right moment. For more information, please visit https://www.mcafee.com/consumer

Investor Relations Contact:

Eduardo Fleites

investor@mcafee.com

Media Contact:

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